Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Storage Computer Corporation

Peter N. Hood, CFO

(603) 880.3005

phood@storage.com

STORAGE COMPUTER’S APPEAL IN THE U.K. IS DISMISSED

NASHUA, N.H, July 30, 2003 — Storage Computer Corporation (AMEX: SOS) (www.storage.com), a provider of high-performance storage and data management systems, announced today that the Court of Appeal in London concluded that “…the judge was entitled to come to the conclusion that he did and therefore we dismiss the appeal…” The appeal involved European Patent (UK) 0,294,287, (“‘287”) which was judged to be invalid in an action against Hitachi Data Systems Limited in August 2002.

“Obviously, we are disappointed with the ruling from the Court of Appeal,” stated Peter Hood, Chief Financial Officer of the Company. “However, this ruling applies only to the status of our ‘287 patent in the U.K. The patent remains valid in certain other European countries including Germany and France.”

Mr. Hood continued, “The decision will not effect any of the other patents the Company holds worldwide nor will effect the Company’s patent infringement action in the United States against Veritas Software Corporation and Veritas Software Global Corporation which is scheduled for trial in November 2003. The patents involved in the Veritas matters relate to U.S. patents for other technologies and intellectual property rights of the Company. We will continue to vigorously pursue the enforcement of the Company’s intellectual property rights in this action and against other manufactures whose products the Company believes infringe on the Company’s patents and intellectual property rights.”

About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS—News), delivers high performance storage management solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system commodity hardware components and architectures, Storage Computer’s high-bandwidth storage technologies supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast video content, medical imaging and more. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.